EX-28.d.2.i.i

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE VARIABLE INSURANCE TRUST,

NATIONWIDE FUND ADVISORS

AND NEUBERGER BERMAN MANAGEMENT LLC

Effective May 4, 2009

Amended July 2, 2012*

Funds of the Trust	Subadvisory Fees
NVIT Multi-Manager Small Company Fund	0.60% on Subadviser Assets up to $75 million;
0.50% on Subadviser Assets of $75 million and more

NVIT Multi-Manager Mid Cap Growth Fund	0.40% on all Subadviser Assets

Neuberger Berman NVIT Multi Cap Opportunities Fund	0.35% on Subadviser Assets up to $500 million;
0.30% on Subadviser Assets of more than $500 million but less than $1 billion;
0.25% on Subadviser Assets of $1 billion and more

Neuberger Berman NVIT Socially Responsible Fund	0.35% on Subadviser Assets up to $500 million;
0.30% on Subadviser Assets of more than $500 million but less than $1 billion;
0.25% on Subadviser Assets of $1 billion and more

*	As approved at the Board of Trustees Meeting held on June 13, 2012.

IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

NEUBERGER BERMAN MANAGEMENT LLC

By:	/s/ Robert Conti
Name:	Robert Conti
Title:	President